NEWS RELEASE

                             FOR IMMEDIATE RELEASE

                                March 23, 1998

                  Data Systems Network Corporation Announces
                            Status of Investigation

FARMINGTON HILLS, MICHIGAN - Data Systems Network Corporation (Nasdaq: DSYS; Pacific Stock Exchange: DSY) announced today that the board-appointed special committee looking into previously announced accounting irregularities is nearing conclusion of its investigation.

Based on preliminary findings thus far, the company has taken a number of steps to institute additional financial controls.

- The board of directors has begun an active search for a chief operating officer to strengthen internal control measures and the company's senior management team.

- It is continuing its search for a permanent chief financial officer to replace Philip M. Goy, who resigned last month.

- It is engaged in discussions with a major auditing firm to replace KPMG Peat Marwick, whose resignation was recently received.

- The company has also recently brought aboard a new controller and added two financial analysts.

"In light of our rapid growth, we have instituted these additional controls to help ensure the integrity of our financial reporting," Chairman, President and CEO Michael W. Grieves said:

The company expects that the 1997 audit will be completed by the new audit firm. The company anticipates announcing an update to the progress of the 1996 restatement within two weeks. Based on preliminary findings of the investigation, the company believes the accounting issues raised in 1996 and additional determined reserves and allowances will have an impact of $1.5 - 2 million in 1996. Although the company anticipates that 1997 revenue numbers should not be impacted and 1997 will be a record revenue year, 1997 earnings will be impacted, resulting in a possible loss.

The board will retain an independent investment banking firm to advise the firm on financial and strategic matters including various options to enhance shareholder value, Grieves said.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, imaging systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 21 offices and more than 250 employees.

                                      -0-
                      For additional information contact:
                     Gabe Werba, Durocher Dixson Werba LLC
                                 313-259-5803

Certain statements in this release constitute "forward looking statements" within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the company's actual results, performance or achievements to be materially different than any future results, performance or achievements implied in this release. Investors are cautioned that all forward-looking statements involve risks and uncertainty.